Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Deluxe Corporation of our report dated April 20, 2021, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is July 22, 2021, relating to the financial statements of FAPS Holdings, Inc., which appears in Deluxe Corporation’s Current Report on Form 8-K/A filed on August 10, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 13, 2022